Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports an $18 Million Improvement in Operating Performance for the 2014 Fiscal Year

  Consolidated comparable store sales increase 9.9% for the 2014 fourth quarter and increase 1.6% for the fiscal year
  Retail gross margin expands 730 basis points for the fourth quarter and 450 basis points for the 2014 fiscal year
  Pre-tax income improves to $12.6 million for the 2014 fourth quarter and to $16.0 million for the 2014 fiscal year from a pre-tax loss of $2.1 million for the 2013 fiscal year

ST. LOUIS--(BUSINESS WIRE)--February 19, 2015--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the fourth quarter and fiscal year ended January 3, 2015.

Fourth Quarter 2014 Highlights (14 weeks ended January 3, 2015):

  Consolidated net retail sales were $130.0 million, compared to $106.3 million in the fiscal 2013 fourth quarter (13 weeks ended December 28, 2013);
  Consolidated comparable store sales increased 9.9%, including an 8.5% increase in North America and a 14.0% increase in Europe (fourth quarter comparable store sales are compared to the 14-week period ended January 4, 2014);
  Retail gross margin expanded 730 basis points to 52.2% compared to 44.9% in the fiscal 2013 fourth quarter;
  Net income improved to $11.8 million, or $0.67 per diluted share, compared to net income of $5.4 million, or $0.31 per diluted share in the fiscal 2013 fourth quarter; and
  Adjusted net income improved to $12.8 million, or $0.73 per diluted share, compared to adjusted net income of $6.9 million, or $0.40 per diluted share in the fiscal 2013 fourth quarter. (See Reconciliation of Net Income (Loss) to Adjusted Net Income.)

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer commented, “The fourth quarter marked a strong finish to the year for Build-A-Bear Workshop. In the quarter, we delivered a 9.9% increase in consolidated comparable store sales, a 730 basis point expansion in retail gross margin and adjusted net income of $12.8 million up from $6.9 million in the fourth quarter of 2013. During the year, we made steady progress toward our stated long term sales productivity and profitability goals with sales growth across geographies, increased sales per square foot and expanded four-wall contribution margin.

“We are leveraging our momentum from the fourth quarter and are off to a positive start in 2015,” Ms. John continued. “Our priorities in the year ahead are focused on continuing the disciplined execution of our strategy while capitalizing on our powerful brand to generate incremental revenue and profit streams for our Company. During the year, we expect to see additional progress toward our goal to drive continuous improvement and sustained profitable growth.”

Additional Fourth Quarter 2014 Details (14 weeks ended January 3, 2015):

  Total revenues were $131.5 million compared to $108.1 million in the fiscal 2013 fourth quarter (13 weeks ended December 28, 2013);
  Consolidated e-commerce sales rose 9.0%, excluding the impact of foreign exchange;
  Selling, general and administrative expense (“SG&A”) was $56.4 million, or 42.9% of total revenues, including $1.0 million in management transition, asset impairment and store closing expenses. This compares to $44.3 million, or 40.9% of total revenues in the fiscal 2013 fourth quarter, including $1.5 million in management transition, store closing and asset impairment expenses. Excluding these costs in both periods, SG&A increased 260 basis points to 42.1% of total revenues in the fiscal 2014 fourth quarter; and
  Pre-tax income improved to $12.6 million compared to pre-tax income of $5.0 million in the 2013 fourth quarter.

Fiscal Year 2014 (53 weeks ended January 3, 2015):

  Total revenues were $392.4 million compared to $379.1 million in fiscal 2013 (52 weeks ended December 28, 2013);
  Consolidated net retail sales were $387.7 million, compared to $373.2 million in the 2013 fiscal year;
  Consolidated comparable store sales increased 1.6% and included a 1.4% increase in North America and a 2.3% increase in Europe (full year comparable store sales are compared to the 53-week period ended January 4, 2014);
  Consolidated e-commerce sales rose 3.5%, excluding the impact of foreign exchange;
  Retail gross margin expanded 450 basis points to 45.6% compared to 41.1% in fiscal 2013;
  SG&A was $164.4 million, or 41.9% of revenues, including $2.2 million in management transition, asset impairment and store closing expenses, compared to $160.7 million, or 42.4% of revenues in fiscal 2013, including $5.3 million in management transition, asset impairment and store closing expenses. Excluding these costs in both periods, SG&A increased 30 basis points to 41.3% of total revenues in fiscal 2014;
  Pre-tax income improved to $16.0 million from a pre-tax loss of $2.1 million in fiscal 2013;
  Net income improved to $14.4 million or $0.81 per diluted share compared to net loss of $2.1 million or $0.13 per share in fiscal 2013; and
  Adjusted net income improved to $16.5 million or $0.93 per diluted share, compared to adjusted net income of $2.9 million or $0.17 per diluted share in fiscal 2013. (See Reconciliation of Net Income (Loss) to Adjusted Net Income.)

Store Activity:

During the year, the Company closed 15 stores and opened 16 locations to end the year with 324 Company-owned stores including 265 in North America and 59 in Europe. (See Company-Owned Store Activity Schedule.) The Company’s international franchisees ended the year with 71 stores.

Balance Sheet:

As of January 3, 2015, cash and cash equivalents totaled $65.4 million. The Company ended the 2014 fourth quarter with no borrowings under its revolving credit facility. Total inventory at year end was $51.9 million compared to $50.2 million at 2013 year end. Inventory per square foot increased 4.9% as compared to the prior year period. In fiscal 2014, capital expenditures were $10.9 million; depreciation and amortization was $18.1 million. In fiscal 2015, the Company expects capital expenditures to be approximately $20 million to $25 million to support the refresh and repositioning of stores as well as investment in infrastructure. Depreciation and amortization is expected to be approximately $16 million to $18 million.

2015 Key Strategic Initiatives:

To increase shareholder value, the Company will begin to evolve from its stated goal of “sustained profitability” to “sustained profitable growth”. Through a combination of continuous improvement of current efforts and strategic expansion into additive opportunities for each of the key initiatives outlined below, the Company expects to deliver both incremental revenue and profit. The four key initiatives are:

Expanding into More Places

The Company intends to continuously improve its real estate model by strategically evolving its store portfolio to align with market trends while selectively opening new locations and systematically refreshing its store base. To this end, the Company plans to open additional stores in high potential destinations such as tourist locations, outlet malls and shop-in-shops, which have proven more productive than traditional mall stores.

The Company expects to strategically expand its international presence by leveraging the improving strength in its company-owned stores to restructure and extend its international footprint. In 2014, the Company added a new franchisee in Turkey and restructured and expanded its franchise agreement in Germany with the addition of two countries, Switzerland and Austria. In 2015, the Company plans to enter new markets with both a redesigned franchise model and organic corporate expansion.

Targeting More People

The Company intends to continuously grow its business with its core three to twelve year-old consumer segment which represents a majority of current revenue. The Company will focus on initiatives that drive trial and increase repeat visits with an evolved segmentation, product development and marketing strategy.

The Company expects to strategically grow sales to consumers over twelve years-old with a focus on key categories including gift-giving, affinity and collectibles. This consumer segment currently represents over 20% of sales and has a tendency to over-index on less price-sensitive “gift-able” and on-line purchases. Therefore, the Company intends to leverage its e-commerce business to efficiently target these consumers.

Developing More Products:

The Company intends to continuously improve and extend its efforts to successfully develop high impact product stories coupled with integrated marketing programs that tend to garner higher price points, drive add-on purchases and create “play beyond the plush”.

The Company also plans to strategically expand its presence and create new sales and profit streams by launching an out-bound licensing program to leverage its strong brand equity. Licensing will enable the Company to extend its brand reach with new offerings in relevant categories and will provide consumers with “products beyond the plush”.

Driving More Profitability:

The Company intends to continuously improve its value engineering initiatives to further optimize product margins while implementing new systems that facilitate sales growth, increase efficiency and improve long term profitability.

The Company expects to strategically expand its profitability by prioritizing incremental growth initiatives, like those discussed above, that leverage existing infrastructure, are primarily royalty-based, and/or allow for discreet pricing and are therefore comparatively margin-accretive.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on February 26, 2015. The telephone replay is available by calling (877)-870-5176. The access code is 13599885.

About Build-A-Bear Workshop, Inc.:

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For® list for the sixth year in a row in 2014. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its Web site at buildabear.com®.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 28, 2013, as filed with the SEC, and the following:

•	general global economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
•	customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
•	we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
•	our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
•	we may be unable to generate comparable store sales growth;
•	we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
•	we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably;
•	we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
•	the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
•	our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
•	we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
•	we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
•	high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
•	we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
•	we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
•	we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
•	we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
•	we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
•	our market share could be adversely affected by a significant, or increased, number of competitors;
•	we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
•	poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
•	we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights;
•	fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
•	we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	14 Weeks		13 Weeks
	Ended		Ended
	January 3,	% of Total	December 28,	% of Total
	2015	Revenues (1)	2013	Revenues (1)
Revenues:
Net retail sales	$129,973	98.8	$106,266	98.3
Franchise fees	815	0.6	1,165	1.1
Commercial revenue	714	0.5	658	0.6
Total revenues	131,502	100.0	108,089	100.0
Costs and expenses:
Cost of merchandise sold	62,410	47.8	58,901	55.1
Selling, general and administrative	56,383	42.9	44,253	40.9
Interest expense (income), net	89	0.1	(93)	(0.1)
Total costs and expenses	118,882	90.4	103,061	95.3
Income before income taxes	12,620	9.6	5,028	4.7
Income tax expense (benefit)	800	0.6	(418)	(0.4)
Net income	$11,820	9.0	$5,446	5.0

Income per common share:
Basic	$0.68		$0.31
Diluted	$0.67		$0.31
Shares used in computing common per share amounts:
Basic	16,932,393		16,637,548
Diluted	17,206,636		16,802,775

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	53 Weeks		52 Weeks
	Ended		Ended
	January 3,	% of Total	December 28,	% of Total
	2015	Revenues (1)	2013	Revenues (1)
Revenues:
Net retail sales	$387,725	98.8	$373,173	98.4
Franchise fees	2,531	0.6	3,564	0.9
Commercial revenue	2,098	0.5	2,332	0.6
Total revenues	392,354	100.0	379,069	100.0
Costs and expenses:
Cost of merchandise sold	211,832	54.3	220,738	58.8
Selling, general and administrative	164,445	41.9	160,708	42.4
Interest expense (income), net	53	0.0	(259)	(0.1)
Total costs and expenses	376,330	95.9	381,187	100.6
Income (loss) before income taxes	16,024	4.1	(2,118)	(0.6)
Income tax expense (benefit)	1,662	0.4	(6)	0.0
Net income (loss)	$14,362	3.7	$(2,112)	(0.6)

Income (loss) per common share:
Basic	$0.82		$(0.13)
Diluted	$0.81		$(0.13)
Shares used in computing common per share amounts:
Basic	16,908,001		16,465,138
Diluted	17,133,811		16,465,138

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 3,	December 28,
	2015	2013
ASSETS
Current assets:
Cash and cash equivalents	$65,389	$44,665
Inventories	51,939	50,248
Receivables	11,461	14,542
Prepaid expenses and other current assets	15,611	11,547
Deferred tax assets	1,378	81
Total current assets	145,778	121,083

Property and equipment, net	62,766	70,163
Other intangible assets, net	304	518
Other assets, net	3,206	3,847
Total Assets	$212,054	$195,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,107	$34,977
Accrued expenses	24,058	16,380
Gift cards and customer deposits	34,268	33,786
Deferred revenue	2,654	4,687
Deferred tax liability	-	900
Total current liabilities	99,087	90,730

Deferred franchise revenue	945	905
Deferred rent	13,353	19,357
Other liabilities	1,044	229

Stockholders' equity:
Common stock, par value $0.01 per share	174	174
Additional paid-in capital	69,362	69,094
Accumulated other comprehensive loss	(8,698)	(7,303)
Retained earnings	36,787	22,425
Total stockholders' equity	97,625	84,390
Total Liabilities and Stockholders' Equity	$212,054	$195,611

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except for per square foot data)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013

Other financial data:
Retail gross margin ($) (1)	$67,871	$47,680	$176,838	$153,477
Retail gross margin (%) (1)	52.2%	44.9%	45.6%	41.1%
E-commerce sales	$7,110	$6,359	$15,062	$14,256
Capital expenditures, net (2)	$5,209	$4,670	$10,890	$19,362
Depreciation and amortization	$4,743	$4,817	$18,128	$19,216

Store data (3):
Number of company-owned stores at end of period
North America - Traditional			245	253
North America - Non-traditional			20	10
Total North America			265	263
Europe - Traditional			57	58
Europe - Non-traditional			2	2
Total Europe			59	60
Total stores			324	323

Number of franchised stores at end of period			71	86

Company-owned store square footage at end of period
North America - Traditional			688,633	716,098
North America - Non-traditional			37,309	19,507
Total North America			725,942	735,605
Europe - Traditional (4)			82,863	84,933
Europe - Non-traditional (4)			1,926	1,926
Total Europe			84,789	86,859
Total square footage			810,731	822,464

Net retail sales per gross square foot - North America (5)			$409	$381
Net retail sales per selling square foot - Europe (6)			£567	£525

Comparable store sales change (7)
North America	8.5%	(2.8)%	1.4%	5.7%
Europe	14.0%	(0.1)%	2.3%	2.9%
Consolidated	9.9%	(2.2)%	1.6%	5.1%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.

(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.

(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland.

(4)	Square footage for stores located in Europe is estimated selling square footage.

(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores in North America. Calculated on an annual basis only.

(6)	Net retail sales per selling square foot for Europe represents net retail sales in local currency from stores open throughout the entire period in Europe divided by the total selling square footage of such stores. Calculated on an annual basis only.

(7)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income
(dollars in thousands, except per share data)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013
Net income (loss)	$11,820	$5,446	$14,362	$(2,112)

Management transition costs (1)	724	628	1,886	3,194
Other asset impairment (2)	304	288	304	288
Store closing costs (3)	(35)	530	(34)	1,567

Adjusted net income	$12,813	$6,892	$16,518	$2,937

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013
Net income (loss) per diluted share	$0.67	$0.31	$0.81	$(0.13)

Management transition costs (1)	0.04	0.04	0.10	0.19
Other asset impairment (2)	0.02	0.02	0.02	0.02
Store closing costs (3)	(0.0)	0.03	(0.0)	0.09

Adjusted net income per diluted share	$0.73	$0.40	$0.93	$0.17

(1)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, executive search fees, signing bonus and professional fees.

(2)	Represents a non-cash charge to impair trade credits.

(3)	Represents the net impact related to the closing of stores, including asset impairment and disposal charges and severance costs along with adjustments to lease related liabilities.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	Fifty-three Weeks Ended January 3, 2015
	December 28,			January 3,
	2013	Opened	Closed	2015
North America
Traditional	253	5	(13)	245
Non-traditional	10	11	(1)	20
	263	16	(14)	265

Europe
Traditional	58	-	(1)	57
Non-traditional	2	-	-	2
	60	-	(1)	59
Total	323	16	(15)	324

	Fifty-two Weeks Ended December 28, 2013
	December 29,			December 28,
	2012	Opened	Closed	2013
North America
Traditional	283	4	(34)	253
Non-traditional	8	5	(3)	10
	291	9	(37)	263

Europe
Traditional	58	1	(1)	58
Non-traditional	2	-	-	2
	60	1	(1)	60
Total	351	10	(38)	323

	Fifty-two Weeks Ended December 29, 2012
	December 31,			December 29,
	2011	Opened	Closed	2012
North America
Traditional	287	2	(6)	283
Non-traditional	11	1	(4)	8
	298	3	(10)	291

Europe
Traditional	56	2	-	58
Non-traditional	2	-	-	2
	58	2	-	60
Total	356	5	(10)	351

CONTACT:
Build-A-Bear Workshop
Investors: Voin Todorovic, 314.423.8000 x5221
Media: Tanya Coventry-Strader, 314.423.8000 x5293